UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SUPERNUS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of the Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated May 4, 2020 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Supernus Pharmaceuticals, Inc. (the “Company”), filed with the Securities and Exchange Commission on April 24, 2020, relating to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 15, 2020, for which the Notice of Availability of Proxy Materials is being delivered contemporaneous to the date of this Supplement. The Company is providing this Supplement to include, (i) under Proposal 4, additional information regarding the participants in the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), the basis for participation in the 2012 Plan and the market value of the securities underlying the options under the 2012 Plan; and (ii) under Proposal 5, additional information regarding the participants in the Company’s 2012 Employee Stock Purchase Plan.

No other changes have been made to the Proxy Statement or to the matters to be considered by the Company’s stockholders at the Annual Meeting. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Capitalized terms used but not otherwise defined in this Supplement have the meanings assigned to them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

SUPPLEMENT TO PROXY STATEMENT

In connection with Proposal 4, Approval of the Fourth Amended and Restated 2012 Equity Incentive Plan, the information set forth in the first paragraph on page 33 of the Proxy Statement is replaced with the text below, with the supplemental text underlined:

The Board of Directors adopted the 2012 Equity Incentive Plan (2012 Plan) to encourage and enable selected directors, officers, employees and consultants to acquire a proprietary interest in Supernus through the ownership, directly or indirectly, of our common stock. The 2012 Plan, as amended and approved by stockholders at the 2018 Annual Meeting of Stockholders, reserved 8,000,000 shares of our common stock for issuance pursuant to 2012 Plan awards. As of April 9, 2020, 893,657 shares of common stock having a market value of approximately $17 million, based on a market price per share of $18.81, remained available for issuance under future 2012 Plan awards. The Board of Directors believes it is in our best interests to increase the number of shares available for making awards under the 2012 Plan in order for us to continue to attract and retain highly qualified directors, officers, employees and consultants.

Also, in connection with Proposal 4, the information set forth under “Eligibility” on page  33 of the Proxy Statement is replaced with the text below:

Employees and directors of, and consultants and advisors to, Supernus and its affiliates are eligible to participate in the 2012 Plan. The basis for participation in the 2012 Plan is selection by the Board of Directors of those employees and directors of, and consultants and advisors to, the Company and its affiliates who, in the opinion of the Board of Directors, are key and in a position to make a significant contribution to the success of the Company and its affiliates, including at the discretion of the Board of Directors, those who may help the Company achieve objectively determinable measures of performance as determined by the Board of Directors. Eligibility for stock options, other than incentive stock options, including, but not limited to nonqualified stock options, is limited to employees or other individuals who are providing direct services to the Company or a subsidiary of the Company on the grant date of the stock option. As of April 30, 2020, six directors (including the CEO), five executive officers who were not also directors, approximately 474 employees who were not also executive officers and no consultants or advisors were eligible to participate in the 2012 Plan. All such classes are eligible to continue participation in the 2012 Plan.

In connection with Proposal 5, Approval of the Third Amended and Restated 2012 Employee Stock Purchase Plan, the information set forth under “Eligibility” on page 35 of the Proxy Statement is supplemented with the text below:

As of April 30, 2020, five executive officers who were not also directors and approximately 474 employees were eligible to participate in the ESPP. All such classes are eligible to continue participation in the ESPP.

Other than as specified above, no items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares.

Your vote is important. Please refer to the Proxy Statement beginning on page 1 for instructions on how to vote and participate in the virtual Annual Meeting.